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                          PECO Energy Transition Trust
                             c/o Exelon Corporation
                            10 South Dearborn Street
                                   37th Floor
                                Chicago, Illinois



                                November 28, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

          Re:  PECO Energy Transition Trust
               Withdrawal of Form U-1 Application/Declaration
               (File No. 070-10005)
               filed on November 27, 2001

Ladies and Gentlemen:

          Pursuant to a discussion between our counsel, William J. Harmon of Jones, Day, Reavis & Pogue and Alberto Zapata of the Staff, we hereby request withdrawal of the Form U-1 Application/Declaration of PECO Energy Transition Trust in File No. 070-10005 as filed with the Commission on November 27, 2001.

          If you have any question regarding this letter, please do not hesitate to call Mr. Harmon at (312) 269-4160.

                                       Very truly yours,

                                       PECO ENERGY TRANSITION TRUST, BY
                                       PECO ENERGY COMPANY


                                       By:  /s/ Frank Frankowski
                                            ------------------------------------
                                            Chief Financial Officer and
                                            Vice President Finance